Exhibit 99.1

Rock-Tenn is one of North America's leading packaging companies $1.4 billion in net sales $1.2 billion in assets $118 million operating cash flow 8,400 employees in over 70 manufacturing locations in North America Rock-Tenn At-A-Glance As of 9/30/02.

Folding Carton Division Rock-Tenn is the fifth largest producer of folding cartons in North America. Customers use the Company's folding cartons to package frozen, dry and perishable food items, paper goods and hardware, textile, automotive, apparel and other products. Rock-Tenn also manufactures express envelopes for the overnight courier industry and packaging for the health and beauty care markets. Folding cartons typically serve the dual function of protecting customers' products during shipment and distribution and promoting them at retail. The Company manufactures folding cartons from recycled or virgin paperboard, which it prints, die-cuts and glues in accordance with customer specifications. Rock-Tenn then ships finished cartons to customers' plants for assembling, filling and sealing. By employing a broad range of offset, flexographic and gravure printing technologies, the Company is able to meet a broad range of folding carton applications. Rock-Tenn operates 19 folding carton plants and one distribution facility.

Folding Carton Division Fiscal Year 2002 Board Mix

Folding Carton Division Folding Carton Board Integration

RTS Packaging Division RTS Packaging, LLC, Rock-Tenn's joint venture with Sonoco Products Company, is the largest manufacturer of solid fiber partitions in North America. The Company markets its solid fiber partitions principally to glass container manufacturers and producers of beer, food, wine, cosmetics and pharmaceuticals. RTS also manufacturers specialty packaging for specific fruit and vegetable markets and sheeted separation products for various industries. The Company manufactures solid fiber interior packaging primarily from 100% recycled specialty paperboard. RTS' solid fiber interior packaging is made from varying thicknesses of single ply and laminated paperboard to meet different structural requirements, including those required for high speed casing, de-casing and filling lines. The Company employs primarily proprietary manufacturing equipment that delivers high speed production which allows for rapid turnaround on large jobs and specialized capabilities for short-run, custom applications. RTS operates 11 solid fiber interior packaging plants.

Merchandising Displays Division packaging including "buy one, get one free" and complementary or free product promotions. Rock-Tenn operates two facilities that manufacture displays, one of which also manufactures lithographic laminated packaging, and one facility that manufactures primarily lithographic laminated packaging. The Company also operates ten contract packing facilities, three of which are co-locations shared with one of its customers or a third party service provider to one of its customers. Rock-Tenn also has ten display sales and design centers.

Recovered Fiber Consumption The primary raw material used by Rock-Tenn's paperboard operations is recycled fiber, including primarily old corrugated containers, sorted office paper, double-lined kraft, boxboard clippings, old newspaper and mixed paper. Numbers are annualized from internal survey taken July-December 2002. Note: These numbers include only consumption by Rock-Tenn's paperboard mills. We have excluded consumption by Rock- Tenn's Aurora facility. This facility produces specialty paperboard substantially all of which is consumed on an as needed basis by Rock-Tenn's laminated paperboard products division's operations

Energy Consumption Excluding raw materials and labor, energy is one of Rock-Tenn's most significant costs, particularly in its paperboard operations. In 2002, 88% of the MMBTu's (million British thermal units) purchased by the Company were used in Rock-Tenn's paperboard mills. Energy constituted 15% of the cost of goods sold for Rock-Tenn Company's paperboard mills. The Company uses energy to generate steam used in the paper making process and to operate its paperboard machines. The Company generally purchases energy from local suppliers at market rates. Occasionally, Rock-Tenn enters into long-term agreements to purchase natural gas, often to protect itself against potential winter peaks in natural gas prices. The Company periodically evaluates alternative scenarios to manage these risks. There can be no assurances that Rock-Tenn will continue to manage such risks, seasonally or otherwise, in the future, or that any such efforts will be successful. Note:These numbers include only consumption by Rock-Tenn's paperboard mills. We have excluded consumption by Rock- Tenn's Aurora facility. This facility produces specialty paperboard substantially all of which is consumed on an as needed basis by Rock-Tenn's laminated paperboard products division's operations.